Exhibit 99.1
Trump Media Closes Bitcoin Treasury Deal

Company Launches Far-Reaching Bitcoin Treasury Strategy

SARASOTA, Fla., May 30, 2025 (GLOBE NEWSWIRE) -- Trump Media and Technology Group Corp. (Nasdaq, NYSE Texas: DJT) (“Trump Media” or the “Company”), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, announced today that it has closed its previously announced private placement offering (“the Offering”) with approximately 50 institutional investors.

The Offering consisted of the sale of (i) 55,857,181 shares of the Company’s common stock, at a price of $25.72 per share, for gross proceeds of approximately $1.44 billion  and (ii) 0.00% convertible senior secured notes due 2028 in the principal amount of $1.00 billion, at the conversion price of $34.72 per share, for an aggregate purchase price of approximately $2.44 billion. Trump Media will use the approximately $2.32 billion in net proceeds from the Offering to create a Bitcoin treasury and for other general corporate purposes and working capital.

One of the largest Bitcoin treasury deals for any public company, the net proceeds from this Offering and the Company’s strategy will make Trump Media one of the top Bitcoin holders among publicly-traded U.S. firms with one of the most comprehensive Bitcoin treasury strategies.

Trump Media’s CEO and Chairman Devin Nunes said, “Trump Media is focused on acquiring great assets, and this deal will give us the financial freedom to implement the rest of our strategies. It means the Company will have more than $3 billion in liquid assets and our shareholders will have exposure to Bitcoin. The deal positions Trump Media for the kind of rapid expansion we’ve always envisioned, and we look forward to advancing even further throughout the America First economy.”

The Offering will place Bitcoin on Trump Media’s balance sheet alongside existing cash, cash equivalents, and short-term investments totaling $759.0 million as of the end of the first quarter of 2025.

Yorkville Securities, LLC and Clear Street LLC acted as Co-lead placement agents, with BTIG, LLC and Cohen & Company Capital Markets acting as Co-placement agents (collectively, the “Placement Agents”). Cantor Fitzgerald & Co. acted as financial advisor. Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to the Company. Reed Smith LLP is serving as legal counsel to the Placement Agents.

Crypto.com and Anchorage Digital will provide custody for Trump Media’s Bitcoin treasury.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in the United States or any other state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of Trump Media. We have based these forward-looking statements on our current expectations and projections about future events, including expected potential merger & acquisition activity, the rollout of products and features, our Bitcoin treasury strategy, the future plans, timing and potential success of the streaming services and the launch and success of our financial services and FinTech platform. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “soon,” “goal,” “intends,” or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.

About Trump Media

The mission of Trump Media is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. Trump Media operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. Trump Media is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com